Exhibit 99.1
Media Contact:
Corisa L. Guiffre
Andrea Electronics, Chief Financial Officer
(631) 719-1800
(800) 707-5779

FOR IMMEDIATE RELEASE

ANDREA ELECTRONICS REPORTS 2006 EARNINGS

Achieves profitability for the first time in nine years

BOHEMIA, N.Y. (March 29, 2007) - Andrea Electronics Corporation (OTCBB: ANDR - News) (“Andrea”), a leading developer of Active Noise Cancellation computer microphone headsets, audio-input speech enhancement software and digital array microphones, reported today that net sales for the year ended December 31, 2006, were approximately $5.7 million versus $4.3 million in the prior year. Net income for the year ended December 31, 2006 was $18,666, or $0.00 per share on a diluted basis, versus net loss of $627,508, or ($0.01) per share on a diluted basis, for the year ended December 31, 2005. For the fourth quarter ended December 31, 2006, net sales were approximately $1.6 million, versus $1.1 million in the same period in 2005. Net income for the three months ended December 31, 2006, was approximately $35,812 or $0.00 per share on a diluted basis, compared to a net loss of approximately $214,457, or ($0.00) per share on a diluted basis, for the three months ended December 31, 2005.

	Three Months Ended		Twelve Months Ended
(In thousands, except per share information)	12/31/06	12/31/05	12/31/06	12/31/05
Net revenues	$1,605	$1,132	$5,735	$4,308
Income (loss) from operations	$60	$(215)	$85	$(577)
Income (loss) before provision for income taxes	$58	$(214)	$82	$(628)
Provision for income taxes	$22	$-	$63	$-
Net income (loss)	$36	$(214)	$19	$(628)

PER SHARE INFORMATION:
Net income (loss) per share - Basic and Diluted	$0.00	$(0.00)	$0.00	$(0.01)

Basic weighted average shares	58,705,656	58,144,445	58,470,811	57,949,328
Diluted weighted average shares	67,450,165	58,144,445	68,325,677	57,949,328

The Company's Form 10-KSB was filed with the U.S. Securities and Exchange Commission on March 28, 2007.

Net revenues for the year ended December 31, 2006, were $5,735,290, an increase of 33% from net revenues of $4,307,985 for the year ended December 31, 2005. This increase in net revenues reflects a less than 1% decrease in net revenues of Andrea Anti-Noise Products to $2,591,055, or 45% of total net revenues, and a 84% increase in net revenues of Andrea DSP Microphone and Audio Software Products, to $3,144,235, or 55% of total net revenues. $1,442,112 of the increase in net revenues for the year ended December 31, 2006 of Andrea DSP Microphone and Audio Software Products are due to low margin product shipments to one of its OEM customers. $582,569 of the increases in net revenues for the year ending December 31, 2006 of Andrea DSP Microphone and Audio Software Products relate to revenue recognized under its license agreements with Creative Technologies Inc. These increases in net revenues of Andrea DSP Microphone and Audio Software Products offset in part by the decrease in amortization of licensing revenue recognized related to Andrea’s agreements with Analog Devices Inc. Amortization of licensing revenue recognized related to Andrea’s December 2001 and March 2002 agreements with Analog Devices Inc. was $713,284 for the year ending December 31, 2005.

Andrea Electronics Reports 2006 Earnings

Research and development expenses for the year ended December 31, 2006 decreased 11% to $571,288 from $638,884 for the year ended December 31, 2005. These decreases are primarily due to the closure of Andrea’s Israel facility and the reversal of non-cash deferred rent charges relating to its assignment of lease and assumption agreement. For the year ended December 31, 2006, the Andrea DSP Microphone and Audio Software Technology efforts were $447,669, or 78% of total research and development expenses and Andrea Anti-Noise Headset Product efforts were $123,619, or 22% of total research and development expenses. With respect to DSP Microphone and Audio Software technologies, research efforts are primarily focused on the pursuit of commercializing a natural language-driven human/machine interface by developing optimal far-field microphone solutions for various voice-driven interfaces, incorporating Andrea’s digital super directional array microphone technology, and certain other related technologies such as noise suppression and stereo acoustic echo cancellation. Andrea believes that the existing level of research and development spending should provide Andrea with adequate resources to support our existing products and bring new products to market.

General, administrative and selling expenses decreased approximately 13% to $1,963,977 for the year ended December 31, 2006 from $2,253,208 for the year ended December 31, 2005. This decrease is primarily related to the decrease in operation costs as a result of Andrea’s new lease, partially offset by the increase in costs relating to expensing stock options. For the year ended December 31, 2006, the Andrea DSP Microphone and Audio Software Technology efforts were $1,217,205, or 62% of total general, administrative and selling expenses and Andrea Anti-Noise Headset Product efforts were $746,772, or 38% of total general, administrative and selling expenses.

The provision for income taxes in the year ending December 31, 2006 is a result of certain licensing revenues that are subject to withholding of income tax as mandated by the foreign jurisdiction in which the revenues are earned. There is no provision for income taxes for the year ending December 31, 2005, as we did not have revenue subject to these withholding taxes in 2005.

“During 2006, the new management team successfully executed our plan to become cash flow breakeven and profitable,” said Douglas J. Andrea, chairman and chief executive officer of Andrea Electronics. “In 2007, we plan on introducing new products while continuing to work towards increased revenues and profitability. Although the results from the year ending December 31, 2006 are encouraging, especially considering that we reached profitability for the first time in nine years, we remain cautiously optimistic about the future.” Mr. Andrea concluded.

For more information about Andrea Electronics visit: www.andreaelectronics.com

About Andrea Electronics
Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications that require high performance and high quality voice input. The Company’s patented Digital Super Directional Array (DSDA®), patented PureAudio®, and patented EchoStop™ far-field microphone technologies enhance a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications.

This press release contains certain forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which reflect management's analysis only as the date made. The Company does not undertake any obligation to publicly revise these forward looking statements to reflect events or circumstances that arise after the date of such statements.